[Sutherland, Asbill & Brennan, L.L.P.]





         CONSENT OF SUTHERLAND, ASBILL & BRENNAN, L.L.P.


We consent to the reference to our firm under the heading "Legal Matters" in the prospectus included in Post-Effective Amendment No. 2 to the Registration Statement on Form S-6 for certain individual flexible premium variable universal life insurance policies issued through Carillon Life Account of The Union Central Life Insurance Company (File No. 33-94858). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

SUTHERLAND, ASBILL & BRENNAN, L.L.P.



By:      /s/ Kimberly J. Smith


Kimberly J. Smith


Washington, D.C.
April 23, 1997